Exhibit 4.6

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 29, 2012, among NCL CORPORATION LTD. (or its successor), a company organized under the laws of Bermuda (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of November 9, 2010, providing for the issuance of the Issuer’s 9.50% Senior Notes due 2018 (the “Existing Notes”), initially in the aggregate principal amount of $250,000,000;

WHEREAS, the Issuer desires to issue an additional $100,000,000 aggregate principal amount of such Notes (the “Additional Notes”, together with the Existing Notes and any future Additional Notes, the “Notes”) pursuant to Section 2.01 of the Indenture, and in furtherance thereof to execute and deliver this Supplemental Indenture in accordance with Section 9.01 of the Indenture;

WHEREAS, Section 9.01(a)(xii) of the Indenture provides that a supplemental indenture may be entered into by the Issuer and the Trustee without the consent of any Holders to establish Additional Notes as permitted by Section 2.01 of the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the holders thereof, the Issuer covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

ADDITIONAL NOTES

SECTION 2.1 Additional Notes. The Issuer shall issue the Additional Notes under the Indenture, subject to compliance with the terms thereof, with such Additional Notes to have identical terms to those of the Existing Notes; provided, that the Additional Notes shall (i) be subject to a separate Registration Rights Agreement dated the date hereof, (ii) have a date of issuance of February 29, 2012, (iii) have an issue price of 106.000%, plus accrued interest from and including November 15, 2011 and (iv) the Additional Notes shall initially be in the form of one or more Restricted Global Notes and shall initially bear a separate CUSIP number from the Existing Notes.

SECTION 2.2 Other Terms of the Notes. Without limiting the foregoing provisions of this Supplemental Indenture, the terms of the Additional Notes shall be as provided in the Indenture, as supplemented hereby.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.4 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 3.5 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NCL CORPORATION LTD.

By:	/S/ Wendy A. Beck
Name: Wendy A. Beck Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ Joshua A. Hahn
Name: Joshua A. Hahn Title: Assistant Vice President